Exhibit 10.11.2
MANAGEMENT FEE AND CORPORATE ALLOCATION AGREEMENT
THIS MANAGEMENT FEE AND CORPORATE ALLOCATION AGREEMENT (this “Agreement”) is dated as of February 26, 2015, (the “Execution Date”) by and among Wynn Las Vegas, LLC, a Nevada limited liability company (the “Company”) and Wynn Resorts, Limited, a Nevada corporation (the “Resorts), with reference to the following:
WHEREAS, the Company has developed, constructed and is operating the Wynn Las Vegas and Encore Casino Resort, a hotel and casino resort, with related parking structure and golf course facilities, in Las Vegas, Nevada (collectively, the “Business”);
WHEREAS, the Company desires to engage Resorts to provide the management and advisory services for the Business and Resorts desires to accept such engagement to provide such services, all upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Retention of Resorts. The Company hereby appoints Resorts as manager for the Business, and Resorts hereby agrees to provide the management and advisory services described herein for the Business, in accordance with the terms and subject to the conditions hereinafter set forth.
1.    Services to be Provided by Resorts. Resorts shall make the personnel from its Corporate Executives, Corporate Treasury, Corporate Legal, Public Relations, Information Systems, Corporate Security & Governmental Affairs, Community Relations, Investor Relations, Development, Risk Management, Internal Audit, Financial Accounting and Analysis, Corporate Tax and any departments that may be established in the future (hereinafter collectively referred to as, the “Corporate Departments”) available to the Company to provide customary management and advisory services with respect to the operation of the Business. Further, in accordance with the terms and subject to the conditions hereof, Resorts agrees to provide the following management and advisory services (referred to herein after collectively, together with any services necessary or incidental thereto, “Services”) to the Company on an ongoing basis in connection with the ownership and operation of the Business by the Company during the term of this Agreement:
(a)    advice concerning the hiring, termination, performance and training of personnel;
(b)    review, consultation and advice concerning personnel, operations, and other management and operating policies and procedures;
(c)    recommendations on all necessary action to keep the operation of the Business in compliance, in all material respects, with the conditions of all licenses (including gaming licenses) and all applicable rules, regulations and orders of any governmental authority having jurisdiction over the Business;
(d)    development of recommendations for, and negotiate the acquisition and maintenance of, insurance coverage with respect to the Business;

(e)    guidance on all marketing, sales promotions and advertising for the Business;
(f)    assistance in the financial budgeting process and the implementation of appropriate accounting, financial, administrative and managerial controls for the Business;
(g)    assistance with refinancing and borrowing (and any other forms of capital raising) and compliance with any covenants associated therewith;
(h)    assistance with income tax compliance and planning;
(i)    assistance with the preparation of the Company’s financial reports and maintenance of books of accounts and other records reflecting the results of operation of the Business (which at all times shall be maintained in a manner prescribed by Resorts in order to comply with the regulatory requirements imposed on both Resorts and the Company);
(j)    assistance with investor relations, community relations and development projects;
(k)    consultation with the Company with respect to the selection of attorneys, consultants and accountants;
(l)    advice and consultation with the Company in connection with any and all aspects of the Business and the day to day operation thereof; and
(m)    any other service performed by Resorts and requested by Company.
2.    Corporate Allocation; Expenses: Management Fee.
(a)    Commencing on the Effective Date (defined herein), the Company agrees to pay Resorts a corporate allocations fee (the “Corporate Allocations Fee”) to be determined as follows:
(i)    On or before the last business day of each month, Resorts will provide an invoice to the Company representing one-twelfth of the estimated Corporate Allocations Fee.
(ii)    The estimated annual costs associated with the provision of the Services allocated to the Company will be the sum of each Corporate Department’s budgeted executive personnel costs (such costs, the “Departmental Executive Costs”) allocated to the Company plus the sum of each Corporate Department’s other operating costs (such costs, the “Departmental Residual Costs”) allocated to the Company. The Departmental Executive Costs shall include all Corporate Department executive compensation, including, without limitation, salaries, bonuses, any forms of deferred compensation, vacation pay, fringe benefits and ASC 718 costs for equity based compensation. The annual allocation of the Departmental Executive’s Costs and the Departmental Residual Costs allocated to the Company will be based on each Corporate Department head’s annual estimate, made using commercially reasonable judgment, of the time to be spent by the Corporate Department’s executives providing the Services for the Company during the year (such allocation, the “Executive’s Percentage”). In the event no estimate is provided, the Executive’s Percentage for the immediately preceding year will be used. The Departmental Executive Costs allocated to the Company will be the sum of the products resulting from the multiplication of each Corporate Department’s Executive’s Percentage and the applicable Departmental Executive Cost. The Departmental Residual Costs allocated to the Company will be the sum of the products obtained by multiplying each Corporate Department’s Departmental Residual Costs by the ratio of its total Departmental Executive Costs allocated to the Company to its total Departmental Executive Costs. Annually, the actual costs of the Corporate Departments will be compared with the estimated costs of the Corporate Departments used in determining the preliminary allocation for the year and any under or over allocation shall be charged or returned to the Company by the last day of February of the succeeding year; any variance between the estimated and actual Executive’s Percentage will also be taken into account as part of this annual reconciliation.
(b)    As and when incurred, all expenses, costs, losses, liabilities or damages incurred with respect to the ownership or operation of the Company, including, without limitation, wages, salaries and other labor costs incurred in the construction, maintenance, expansion or operation of the Company, or personnel working on special projects or services for the Company, will be paid by the Company. To the extent that the Resorts pays or incurs any obligation for any such expenses, costs, losses, liabilities or damages, the Company, subject to the limitations set forth in Section 3(d), will pay or reimburse the Resorts therefor, as well as for any reasonable out-of-pocket expenses incurred by the Resorts in the performance of its obligations under this Agreement.
(c)     In addition, the Company agrees to pay Resorts, as Resorts’ compensation for the Services to be rendered hereunder, a yearly management fee (the “Management Fee”) equal to one and one-half percent (1.5%) of the net revenues of the Company (as determined in accordance with generally accepted accounting principles as applicable to companies in the gaming business), payable monthly in arrears. Payment of the Management Fee shall commence upon the Effective Date.
(d)    The parties agree that the Corporate Allocations Fee and the Management Fee (collectively, the “Resorts’ Fees”) due and payable as provided in this Section 3 shall not be paid at any time that such payment is not then permitted under any financing or regulatory agreement to which the Company is a party. In the event any Resorts’ Fees is unpaid, whether in whole or in part, as a consequence of the provisions of this Section 3, Resorts nonetheless shall continue to perform hereunder and any such unpaid amounts shall be accrued as a liability of the Company and shall be payable as soon as such payment is permitted. The deferred portion of the Resorts’ Fee will bear interest at the rate of ten percent (10%) per annum, compounded annually, from the date otherwise due and payable until the payment thereof.
(e)    Notwithstanding any termination of this Agreement, Resorts shall, subject to the limitations set forth in this Section 3, remain entitled: (i) to receive the Resorts’ Fees for the remaining portion of the semi-monthly period in which such termination occurred (payable in the same manner and at the same time as if Resorts were entitled to receive such fee with respect to the entire monthly period); and (ii) to receive payment of any deferred Resorts’ Fee at the time of such termination, and to the extent that payment thereof is not then permitted under this Section 3, as soon as such payment is permitted.
(f)    The parties acknowledge that Resorts is subject to the requirements of Nevada Revised Statutes Section 463.162 as a result of its receipt of the Resorts’ Fee.
3.    Use of Aircraft and Related Assets. From time to time, Resorts may make available to the Company and its affiliates and their employees use of the aircraft and related assets owned by Resorts and its subsidiaries (other than the Company) (the “Resorts Aircraft Assets”), and the Company may make available to Resorts and its subsidiaries (other than the Company) and their employees use of the aircraft and related assets owned by the Company (the “WLV Aircraft Assets” and, together with Resorts Aircraft Assets, the “Aircraft Assets”). The Resorts shall cause to be paid to the owner of any WLV Aircraft Assets used by Resorts, its subsidiaries (other than the Company) or any of their employees, and the Company shall pay to the owner of any Resorts Aircraft Assets used by any of the Companies or any of their employees, reasonable amounts for the use thereof, as determined from time to time by Resorts and the Company.

4.    Use of Company Employees. From time to time, the Company and its subsidiaries may make available to Resorts, in connection with Resorts’ development of one or more projects other than the Business, the services of certain employees of the Company or its subsidiaries, provided that (i) such services do not materially interfere with such employee's obligations to and responsibilities with the Company or its subsidiaries, and (ii) Resorts pays, or causes to be paid, to the Company and its subsidiaries compensation reasonably satisfactory to the Company and its subsidiaries. Such compensation shall not be less than the amount necessary to reimburse the Company’s costs of payroll and benefits for such employees during the period when such services are being rendered.
5.    Term of Agreement. The Effective Date of this Agreement shall be February 26, 2015 (the “Effective Date”). The initial term of this Agreement shall be ten (10) years from the Effective Date and at the expiration of the initial term, this Agreement will automatically renew for successive one month periods as long as the Company is in compliance with the indenture agreements to which the Company is party to, unless earlier terminated pursuant to the terms of this Agreement. This Agreement may be terminated as follows: (a) by the mutual written consent of the Company and Resorts, (b) by the Company upon 60 days prior written notice to Resorts, or by Resorts upon 60 days prior written notice to the Company, in either case for any reason or no reason at all, or (c) by Resorts immediately upon written notice to the Company following the occurrence of any default by Company under any promissory note, indenture, loan agreement or other instrument or evidence of indebtedness. Notwithstanding any other provision of this Agreement, the provisions of Section 7 shall survive any termination of this Agreement.
6.    Liability. The Company shall bear any and all expenses, liabilities, losses or damages resulting from the operation of the Business, and Resorts and its officers, directors, shareholders and employees shall not, under any circumstances, be held liable therefor, except that Resorts shall be liable for any loss or damage which results from its own gross negligence or willful misconduct. Neither Resorts nor any of its officers, directors, shareholders or employees shall be held to have incurred any liability to the Company, the Business or any third party by virtue of any action not constituting gross negligence or willful misconduct taken in good faith by it in the discharge of its duties hereunder, and the Company agrees to indemnify Resorts and its shareholders, directors, officers and employees, and hold each of them harmless from and against any and all claims that may be made against any of them in respect of the foregoing (excluding claims arising out of gross negligence or willful misconduct), including, but not limited to, attorneys’ fees and expenses.
7.    Miscellaneous
(a)    Nonassignability of Agreement. This Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by either party hereto without the prior written consent of the other party hereto (which consent may be withheld in the sole discretion of the party whose consent is required), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.
(b)    Further Assurances. Subject to the provisions hereof, each of the parties hereto shall execute, acknowledge and deliver such other documents, and take such further actions, as may be reasonably required in order to effectuate the purposes of this Agreement, to comply with all applicable laws, regulations, orders and decrees, to obtain all required consents and approvals and to make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority.
(c)    Waivers. No failure or delay on the part of Resorts or the Company in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such a right, preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement nor any consent to any departure by Resorts or the Company therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it has been given.
(d)    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all previous agreements, negotiations, memoranda and understandings, whether written or oral respecting the subject matter hereof.
(e)    Amendments. This Agreement may be amended only by an agreement in writing executed by each of the parties hereto.
(f)    Notices. Any and all notices and demands required or desired to be given hereunder shall be in writing and shall be validly given or made if served personally, delivered by a nationally recognized overnight courier service, or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, to the following addresses:

If to the Company:	Wynn Las Vegas, LLC 3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attention: General Counsel Telephone: (702) 770-7000 Facsimile: (702) 770-1349

If to Resorts:	Wynn Resorts, Limited 3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attention: General Counsel Telephone: (702) 770-7000 Facsimile: (702) 770-1349

in each case, with a copy to:	Wynn Resorts, Limited 3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attention: General Counsel Telephone: (702) 770-7000 Facsimile: (702) 770-1349
and shall become effective upon receipt. Any party hereto may change its address for the purpose of receiving notices by providing written notice to the other party hereto.
(g)    Governing Law. The laws of the State of Nevada applicable to contracts made in that state, without giving effect to its conflict of laws rules, shall govern the validity, construction, performance and effect of this Agreement.
(h)    Invalidity. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction or an arbitrator to be invalid, void or unenforceable, then that provision shall be deemed severable and all provisions, covenants, and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

(i)    Headings. The headings in this Agreement are included for purposes of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit, characterize or in any way affect any term or provision of this Agreement.
(j)    Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same instrument.
(k)    Negotiated Agreement. This is a negotiated agreement. All parties have participated in its preparation. In the event of any dispute regarding its interpretation, it shall not be construed for or against any party based upon the grounds that this Agreement was prepared by any one of the parties hereto.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Wynn Las Vegas, LLC,
a Nevada limited liability company

By: Wynn Resorts Holdings, LLC,
a Nevada limited liability company, its sole member

By: Wynn Resorts, Limited,
a Nevada corporation, its sole member

By: /s/ Stephen Cootey
Stephen Cootey
Its: Chief Financial Officer, SVP and Treasurer

WYNN RESORTS, LIMITED,
a Nevada corporation

By: /s/ Stephen Cootey
Stephen Cootey
Its: Chief Financial Officer, SVP and Treasurer